Exhibit 99.1

Capitala Finance Corp. Announces Distributions

CHARLOTTE, N.C., September 22, 2016 -- Capitala Finance Corp. (the “Company”, “our”, or “Capitala”) (Nasdaq:CPTA) declared normal distributions for the fourth quarter of 2016.

Fourth Quarter 2016 Distributions

On September 22, 2016, the Company’s Board of Directors declared normal monthly distributions for the fourth quarter of 2016 as set forth below:

Record Date	Payment Date	Amount Per Share
10/21/16	10/28/16	$0.13
11/21/16	11/29/16	$0.13
12/21/16	12/29/16	$0.13

Contributing factors in the distribution reduction were (1) pressure on the Company’s net investment income from losses associated with reducing our exposure to energy, (2) an unwillingness to chase yield on new investment opportunities, (3) an emphasis on distribution coverage with net investment income without reliance on realized capital gains, and (4) the drag on net investment income from recent repayments, exits and sales of investments.

Capitala Chairman and CEO Joseph B. Alala, III, stated “Management and the Board of Directors consented that a 17% reduction in the monthly distribution amount is appropriate. Distribution coverage with net investment income, without reliance on an incentive fee waiver, remains a priority for us. The Company is focused on making quality investments with proper risk adjusted returns, both through directly originated lower middle market opportunities, and through co-investment with Capitala Private Credit Fund V, LP. ”

The Company has adopted an opt-out distribution reinvestment plan (“DRIP”) that provides for reinvestment of distributions on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash distribution, shareholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

Exhibit 99.1

About Capitala Group

Capitala Group is a leading provider of capital to lower and traditional middle market companies, through its family of credit focused funds. Since 1998, Capitala Group's managed funds have participated in over 125 transactions, representing over $1 billion of investments in a variety of industries throughout North America. Capitala Group manages both public capital (Capitala Finance Corp.) (Nasdaq:CPTA) and several private funds for institutional and individual investors, and seeks to partner with strong management teams to create value and serve as long term partners.  For more information, please visit CapitalaGroup.com

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com